Prudential World Fund, Inc.
For the period ended April 30, 2004
File number 811-3981


SUB-ITEM 77M

AGREEMENT AND PLAN OF REORGANIZATION
Agreement and Plan of Reorganization (Agreement) made as of the 20th day of November, 2003 by and between Prudential Pacific Growth Fund, Inc. (Acquired Fund) and Jennison Global Growth Fund (Global Growth Fund), a series of Prudential World Fund, Inc., (the Company) (Acquired Fund and Global Growth Fund, collectively, the Funds and each individually, a
Fund). Acquired Fund is a corporation organized under the laws of the State of Maryland. The Company is a corporation organized under the laws of the State of Maryland. Acquired Fund and the Company each maintains its principal place of business at Gateway Center Three, 100 Mulberry Street, Newark, New Jersey 07102-4077. Shares of each Fund are divided into four classes, designated Class A, Class B, Class C and Class Z.
This Agreement is intended to be, and is adopted as, a plan of reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended (Internal Revenue Code). Upon receipt of such representations from each of the Funds as Sullivan & Cromwell LLP may require, Sullivan & Cromwell LLP will deliver the opinion referenced in paragraph 8.6 herein. The reorganization will comprise the transfer of all of the assets of Acquired Fund, in exchange solely for shares of common stock of Global Growth Fund, and Global Growth Fund?s assumption of Acquired Fund?s liabilities, if any, and the constructive distribution, after the Closing Date hereinafter referred to, of such shares of Global Growth Fund to the shareholders of Acquired Fund, in termination of Acquired Fund as provided herein, all upon the terms and conditions as hereinafter set forth.
In consideration of the premises and of the covenants and agreements set forth herein, the parties covenant and agree as follows:
1. Transfer of Assets of Acquired Fund in Exchange for Shares of Global Growth Fund and Assumption of Liabilities, if any, and Termination of Acquired Fund.
1.1 Subject to the terms and conditions herein set forth and on the basis of the representations and warranties contained herein, Acquired Fund agrees to sell, assign, transfer and deliver its assets, as set forth in paragraph 1.2, to Global Growth Fund, and Global Growth Fund agrees (a) to issue and deliver to Acquired Fund in exchange therefor the number of shares in Global Growth Fund determined by dividing the net asset value of Acquired Fund allocable to Class A, Class B, Class C and Class Z shares of Acquired Fund?s common stock (computed in the manner and as of the time and date set forth in paragraph 2.1) by the net asset value allocable to a Class A, Class B, Class C and Class Z share, respectively, of Global Growth Fund (rounded to the third decimal place) (computed in the manner and as of the time and date set forth in paragraph 2.2); and (b) to assume all of Acquired Fund?s liabilities, if any, as set forth in paragraph 1.3. Such transactions shall take place at the closing provided for in paragraph 3 (Closing).
1.2 The assets of Acquired Fund to be acquired by Global Growth Fund shall include without limitation all cash, cash equivalents, securities, receivables (including interest and dividends receivable) and other property of any kind owned by Acquired Fund and any deferred or prepaid expenses shown as assets on the books of Acquired Fund on the closing date provided in paragraph 3 (Closing Date). Global Growth Fund has no plan or intent to sell or otherwise dispose of any assets of Acquired Fund, other than in the ordinary course of business.
1.3 Except as otherwise provided herein, Global Growth Fund will assume from Acquired Fund all debts, liabilities, obligations and duties of Acquired Fund of whatever kind or nature, whether absolute, accrued, contingent or otherwise, whether or not determinable as of the Closing Date and whether or not specifically referred to in this Agreement; provided, however, that Acquired Fund agrees to utilize its best efforts to discharge all of its known debts, liabilities, obligations and duties prior to the Closing Date.


1.4 On or immediately prior to the Closing Date, Acquired Fund will declare and pay to its shareholders of record dividends and/or other distributions so that it will have distributed substantially all (and in any event not less than ninety-eight percent) of its investment company taxable income (computed without regard to any deduction for dividends paid), and realized net capital gains, if any, for all taxable years through the Closing Date so as to retain its qualification as a regulated investment company pursuant to Section 851 of the Internal Revenue Code.
1.5 On the Closing Date or as soon thereafter as is conveniently practicable, Acquired Fund will distribute pro rata to its Class A, Class B, Class C and Class Z shareholders of record, determined as of the close of business on the Closing Date, the Class A, Class B, Class C and Class Z shares, respectively, of Global Growth Fund received by Acquired Fund pursuant to paragraph 1.1 in exchange for their interest in Acquired Fund. Such distribution will be accomplished by opening accounts on the books of Global Growth Fund in the names of Acquired Fund shareholders and transferring thereto the shares credited to the account of Acquired Fund on the books of Global Growth Fund. Each account opened shall be credited with the respective pro rata number of Global Growth Fund Class A, Class B, Class C and Class Z shares due Acquired Fund?s Class A, Class B, Class C and Class Z shareholders, respectively. Fractional shares of Global Growth Fund shall be rounded to the third decimal place. All issued and outstanding shares of Acquired Fund will simultaneously be cancelled on the books of Acquired Fund. On or about the Closing Date, if appropriate, the Company and/or Acquired Fund will file Articles of Transfer with the State Department of Assessments and Taxation of the State of Maryland. As soon as practicable after the receipt of an order from the Securities and Exchange Commission (SEC) indicating acceptance of the Form N-8F that Acquired Fund must file pursuant to the Investment Company Act of 1940, as amended (Investment Company Act) to deregister as an investment company, Acquired Fund will file with the State of Maryland such documents as may be required to dissolve and terminate its corporate existence, but in any event such dissolution will be completed within twelve months following the Closing Date (the Termination Date).
1.6 Global Growth Fund shall not issue certificates representing its shares in connection with such exchange. With respect to any Acquired Fund shareholder holding Acquired Fund share certificates as of the Closing Date, until Global Growth Fund is notified by Acquired Fund?s transfer agent that such shareholder has surrendered his or her outstanding Acquired Fund share certificates or, in the event of lost, stolen or destroyed share certificates, posted adequate bond or submitted a lost certificate form, as the case may be, Global Growth Fund will not permit such shareholder to (1) receive dividends or other distributions on Global Growth Fund shares in cash (although such dividends and distributions shall be credited to the account of such shareholder established on Global Growth Fund?s books pursuant to paragraph 1.5, as provided in the next sentence), (2) exchange Global Growth Fund shares credited to such shareholder?s account for shares of other Prudential Mutual Funds, or
(3) pledge or redeem such shares. In the event that a shareholder is not permitted to receive dividends or other distributions on Global Growth Fund shares in cash as provided in the preceding sentence, Global Growth Fund shall pay such dividends or other distributions in additional Global Growth Fund shares, notwithstanding any election such shareholder shall have made previously with respect to the payment of dividends or other distributions on shares of Acquired Fund. Acquired Fund will, at its expense, request its shareholders to surrender their outstanding Acquired Fund share certificates, post adequate bond or submit a lost certificate form, as the case may be.
1.7 Ownership of Global Growth Fund shares will be shown on the books of the Company?s transfer agent. Shares of Global Growth Fund will be issued in the manner described in the Company?s Charter and Global Growth Fund?s then-current prospectus and statement of additional information.
1.8 Any transfer taxes payable upon issuance of shares of Global Growth Fund in a name other than the registered holder of the shares being exchanged on the books of Acquired Fund as of that time shall be paid by the person to whom such shares are to be issued as a condition to the registration of such transfer.


1.9 Any reporting responsibility with the SEC or any state securities commission of Acquired Fund is, and shall remain, the responsibility of Acquired Fund up to and including the Termination Date.
1.10 All books and records of Acquired Fund, including all books and records required to be maintained under the Investment Company Act and the rules and regulations thereunder, shall be available to Global Growth Fund from and after the Closing Date and shall be turned over to Global Growth Fund on or prior to the Termination Date.
2. Valuation
2.1 The value of Acquired Fund?s assets and liabilities to be acquired and assumed, respectively, by Global Growth Fund shall be the net asset value computed as of the close of regular trading on the New York Stock Exchange (generally, 4:00 p.m., New York time, on the Closing Date (such time and date being hereinafter called the Valuation Time), using the valuation procedures set forth in Acquired Fund?s then-current Charter, prospectus and statement of additional information.
2.2 The net asset value of Class A, Class B, Class C and Class Z shares of Global Growth Fund shall be the net asset value for Class A, Class B, Class C and Class Z shares computed as of the Valuation Time, using the valuation procedures set forth in Global Growth Fund?s then-current prospectus and statement of additional information, and the Company?s then-current charter.
2.3 The number of Global Growth Fund shares to be issued (including fractional shares, if any) in exchange for Acquired Fund?s net assets shall be calculated as set forth in paragraph 1.1.
2.4 All computations of net asset value shall be made by or under the direction of Prudential Investments LLC (PI) in accordance with its regular practice as manager of the Funds and pursuant to the applicable Charter.
3. Closing and Closing Date
3.1 The Closing Date shall be November 20, 2003 or such later date as the parties may agree. All acts taking place at the Closing shall be deemed to take place simultaneously as of the close of business on the Closing Date unless otherwise provided. The Closing shall be at the office of the Company or at such other place as the parties may agree.
3.2 State Street Bank and Trust Company (State Street), as custodian for Acquired Fund, shall deliver to Global Growth Fund at the Closing a certificate of an authorized officer of State Street stating that (a) Acquired Fund?s portfolio securities, cash and any other assets have been transferred in proper form to Global Growth Fund on the Closing Date and
(b) all necessary taxes, if any, have been paid, or provision for payment has been made, in conjunction with the transfer of portfolio securities.
3.3 In the event that immediately prior to the Valuation Time (a) the New York Stock Exchange (NYSE) or other primary exchange is closed to trading or trading thereon is restricted or (b) trading or the reporting of trading on the NYSE or other primary exchange or elsewhere is disrupted so that accurate appraisal of the value of the net assets of Acquired Fund and of the net asset value per share of Global Growth Fund is impracticable, the Closing Date shall be postponed until the first business day after the date when such trading shall have been fully resumed and such reporting shall have been restored.
3.4 Acquired Fund shall deliver to Global Growth Fund on the Closing Date or as soon thereafter as is conveniently practicable the names and addresses of its shareholders and the number of outstanding shares owned by each such shareholder, all as of the close of business on the Closing Date, certified by the Transfer Agent of Acquired Fund. Global Growth Fund shall issue and deliver to Acquired Fund at the Closing a confirmation or other evidence satisfactory to Acquired Fund that shares of Global Growth Fund have been or will be credited to Acquired Fund?s account on the books of the Global Growth Fund. At the Closing each party shall deliver to the other such bills of sale, checks, assignments, share certificates, receipts and other documents as such other party or its counsel may reasonably request to effect the transactions contemplated by this Agreement.


4. Representations and Warranties
4.1 Acquired Fund represents and warrants as follows:
4.1.1 Acquired Fund is a corporation duly organized and validly existing under the laws of the State of Maryland with the power to own all of its properties and assets and to carry on its business as it is now being conducted;
4.1.2 Acquired Fund is an open-end management investment company duly registered under the Investment Company Act, and such registration is in full force and effect;
4.1.3 Acquired Fund is not, and the execution, delivery and performance of this Agreement will not result, in violation of any provision of the Charter or By-Laws of Acquired Fund or of any material agreement, indenture, instrument, contract, lease or other undertaking to which Acquired Fund is a party or by which Acquired Fund is bound;
4.1.4 All material contracts or other commitments to which Acquired Fund, or the properties or assets of Acquired Fund, is subject, or by which Acquired Fund is bound, except this Agreement, will be terminated on or prior to the Closing Date without Acquired Fund or Global Growth Fund incurring any liability or penalty with respect thereto;
4.1.5 No material litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or to its knowledge threatened against Acquired Fund or any of its properties or assets. Acquired Fund knows of no facts that might form the basis for the institution of such proceedings, and Acquired Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions herein contemplated;
4.1.6 The Portfolio of Investments, Statement of Assets and Liabilities, Statement of Operations, Statement of Cash Flows, Statement of Changes in Net Assets, and Financial Highlights of Acquired Fund at October 31, 2002 and for the year then ended (copies of which have been furnished to Global Growth Fund) have been audited by PricewaterhouseCoopers LLP, independent accountants, in accordance with generally accepted auditing standards. Such financial statements are prepared in accordance with generally accepted accounting principles and present fairly, in all material respects, the financial condition, results of operations, cash flows, changes in net assets and financial highlights of Acquired Fund as of and for the period ended on such date, and there are no material known liabilities of Acquired Fund (contingent or otherwise) not disclosed therein;
4.1.7 Since October 31, 2002, there has not been any material adverse change in Acquired Fund?s financial condition, assets, liabilities or business other than changes occurring in the ordinary course of business, or any incurrence by Acquired Fund of indebtedness maturing more than one year from the date such indebtedness was incurred, except as otherwise disclosed to and accepted by Global Growth Fund. For the purposes of this paragraph 4.1.7, a decline in net asset value, net asset value per share or change in the number of shares outstanding shall not constitute a material adverse change;
4.1.8 At the date hereof and at the Closing Date, all federal and other tax returns and reports of Acquired Fund required by law to have been filed on or before such dates shall have been timely filed, and all federal and other taxes shown as due on said returns and reports shall have been paid insofar as due, or provision shall have been made for the payment thereof, and, to the best of Acquired Fund?s knowledge, all federal or other taxes required to be shown on any such return or report have been shown on such return or report, no such return is currently under audit and no assessment has been asserted with respect to such returns;
4.1.9 For each past taxable year since it commenced operations, Acquired Fund has met the requirements of Subchapter M of the Internal Revenue Code for qualification and treatment as a regulated investment company and intends to meet those requirements for the current taxable year;


and, for each past calendar year since it commenced operations, Acquired Fund has made such distributions as are necessary to avoid the imposition of federal excise tax or has paid or provided for the payment of any excise tax imposed;
4.1.10 All issued and outstanding shares of Acquired Fund are, and at the Closing Date will be, duly and validly authorized, issued and outstanding, fully paid and non-assessable. All issued and outstanding shares of Acquired Fund will, at the time of the Closing, be held in the name of the persons and in the amounts set forth in the list of shareholders submitted to Global Growth Fund in accordance with the provisions of paragraph 3.4. Acquired Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of its shares, nor is there outstanding any security convertible into any of its shares, except for the Class B shares which have the conversion feature described in Acquired Fund?s current prospectus;
4.1.11 At the Closing Date, Acquired Fund will have good and marketable title to its assets to be transferred to Global Growth Fund pursuant to paragraph 1.1, and full right, power and authority to sell, assign, transfer and deliver such assets hereunder free of any liens, claims, charges or other encumbrances, and, upon delivery and payment for such assets, Global Growth Fund will acquire good and marketable title thereto;
4.1.12 The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of Acquired Fund and by all necessary corporate action, other than shareholder approval, on the part of Acquired Fund, and subject to shareholder approval, this Agreement constitutes a valid and binding obligation of Acquired Fund, subject to the effect of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors? rights and to general equity principles;
4.1.13 The information furnished and to be furnished by Acquired Fund for use in applications for orders, registration statements, proxy materials and other documents that may be necessary in connection with the transactions contemplated hereby is and shall be accurate and complete in all material respects and is in compliance and shall comply in all material respects with applicable federal securities and other laws and regulations; and
4.1.14 On the effective date of the registration statement filed with the SEC by the Company on Form N-14 relating to the shares of Global Growth Fund issuable thereunder, and any supplement or amendment thereto (Registration Statement), at the time of the meeting of the shareholders of Acquired Fund and on the Closing Date, the Proxy Statement of Acquired Fund, the Prospectus of Global Growth Fund and the Statements of Additional Information of both Funds to be included in the Registration Statement (collectively, Proxy Statement) (i) will comply in all material respects with the applicable provisions and regulations of the 1933 Act, the Securities Exchange Act of 1934 (1934 Act) and the Investment Company Act and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, in light of the circumstances under which they were made, or necessary to make the statements therein not misleading; provided, however, that the representations and warranties in this paragraph 4.1.14 shall not apply to statements in or omissions from the Proxy Statement and Registration Statement made in reliance upon and in conformity with information furnished by Global Growth Fund for use therein.
4.2 The Company, on behalf of Global Growth Fund, represents and warrants as follows:
4.2.1 Global Growth Fund is a duly formed series of the Company, which is a corporation duly organized and validly existing under the laws of the State of Maryland with the power to own all of its properties and assets and to carry on its business as it is now being conducted;
4.2.2 The Company is an open-end management investment company duly registered under the Investment Company Act, and such registration, and the registration of its shares under the 1933 Act, is in full force and effect;


4.2.3 The Company and Global Growth Fund are not, and the execution, delivery and performance of this Agreement will not result, in violation of any provision of the Charter or By-Laws of the Company or of any material agreement, indenture, instrument, contract, lease or other undertaking to which the Company, on behalf of Global Growth Fund, is a party or by which Global Growth Fund is bound;
4.2.4 No material litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or to its knowledge threatened against Global Growth Fund or any of its properties or assets, except as previously disclosed in writing to Acquired Fund. Global Growth Fund knows of no facts that might form the basis for the institution of such proceedings, and the Company on behalf of Global Growth Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions herein contemplated;
4.2.5 The Portfolio of Investments, Statement of Assets and Liabilities, Statement of Operations, Statement of Cash Flows, Statement of Changes in Net Assets, and Financial Highlights of Global Growth Fund at October 31, 2002 (copies of which have been furnished to Acquired Fund) have been audited by PricewaterhouseCoopers LLP, independent auditors, in accordance with generally accepted auditing standards. Such financial statements are prepared in accordance with generally accepted accounting principles and present fairly, in all material respects, the financial position, results of operations, cash flows, changes in net assets and financial highlights of Global Growth Fund as of and for the period ended on such date, and there are no known material liabilities of Global Growth Fund (contingent or otherwise) not disclosed therein;
4.2.6 Since October 31, 2002, there has not been any material adverse change in Global Growth Fund?s financial condition, assets, liabilities or business other than changes occurring in the ordinary course of business, or any incurrence by Global Growth Fund of indebtedness maturing more than one year from the date such indebtedness was incurred, except as otherwise disclosed to and accepted by Acquired Fund. For the purposes of this paragraph, a decline in net asset value, net asset value per share or a decrease in the number of shares outstanding shall not constitute a material adverse change;
4.2.7 At the date hereof and at the Closing Date, all federal and other tax returns and reports of Global Growth Fund required by law to have been filed on or before such dates shall have been filed, and all federal and other taxes shown as due on said returns and reports shall have been paid insofar as due, or provision shall have been made for the payment thereof, and, to the best of Global Growth Fund?s knowledge, all federal or other taxes required to be shown on any such return or report are shown on such return or report, no such return is currently under audit and no assessment has been asserted with respect to such returns;
4.2.8 For each past taxable year since it commenced operations, the Company and Global Growth Fund have met the requirements of Subchapter M of the Internal Revenue Code for qualification and treatment as a regulated investment company and intends to meet those requirements for the current taxable year; and, for each past calendar year since it commenced operations, Global Growth Fund has made such distributions as are necessary to avoid the imposition of federal excise tax or has paid or provided for the payment of any excise tax imposed;
4.2.9 All issued and outstanding shares of Global Growth Fund are, and at the Closing Date will be, duly and validly authorized, issued and outstanding, fully paid and non-assessable. Except as contemplated by this Agreement, Global Growth Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of its shares nor is there outstanding any security convertible into any of its shares, except for Class B shares which have a conversion feature described in Global Growth Fund?s current prospectus;


4.2.10 The execution, delivery and performance of this Agreement have been duly authorized by the Board of Directors of the Company and by all necessary corporate action on the part of the Company, and this Agreement constitutes a valid and binding obligation of the Company on behalf of Global Growth Fund, subject to the effect of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors? rights and to general equity principles;
4.2.11 The shares of Global Growth Fund to be issued and delivered to Acquired Fund pursuant to this Agreement will, at the Closing Date, have been duly authorized and, when issued and delivered as provided in this Agreement, will be duly and validly issued and outstanding shares of Global Growth Fund, fully paid and non-assessable;
4.2.12 The information furnished and to be furnished by Global Growth Fund for use in applications for orders, registration statements, proxy materials and other documents which may be necessary in connection with the transactions contemplated hereby is and shall be accurate and complete in all material respects and is and shall comply in all material respects with applicable federal securities and other laws and regulations; and
4.2.13 On the effective date of the Registration Statement, at the time of the meeting of the shareholders of Acquired Fund and on the Closing Date, the Proxy Statement and the Registration Statement (i) will comply in all material respects with the applicable provisions and regulations of the 1933 Act, the 1934 Act and the Investment Company Act, (ii) with respect to the Registration Statement, at the time it becomes effective, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading and (iii) it will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this paragraph 4.2.13 shall not apply to statements in or omissions from the Proxy Statement and the Registration Statement made in reliance upon and in conformity with information furnished by Acquired Fund for use therein.
5. Covenants of Acquired Fund and the Company, on behalf of Global Growth
Fund
5.1 Acquired Fund and the Company, on behalf of Global Growth Fund, each covenants to operate its respective business in the ordinary course between the date hereof and the Closing Date, it being understood that the ordinary course of business will include declaring and paying customary dividends and other distributions and such changes in operations as are contemplated by the normal operations of the Funds, except as may otherwise be required by paragraph 1.3, 1.4 or 4.1.4 hereof.
5.2 Acquired Fund covenants to call a shareholders? meeting to consider and act upon this Agreement and to take all other action necessary to obtain approval of the transactions contemplated hereby (including the determinations of its Board of Directors as set forth in Rule 17a-8(a) under the Investment Company Act).
5.3 Acquired Fund covenants that Global Growth Fund shares to be received by Acquired Fund in accordance herewith are not being acquired for the purpose of making any distribution thereof other than in accordance with the terms of this Agreement.
5.4 Acquired Fund covenants that it will assist Global Growth Fund in obtaining such information as Acquired Fund reasonably requests concerning the beneficial ownership of Acquired Fund?s shares.
5.5 Subject to the provisions of this Agreement, each Fund will take, or cause to be taken, all action, and will do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.
5.6 Acquired Fund covenants to prepare the Proxy Statement in compliance with the 1934 Act, the Investment Company Act and the rules and regulations under each such Act.


5.7 Acquired Fund covenants that it will, from time to time, as and when requested by Global Growth Fund, execute and deliver or cause to be executed and delivered all such assignments and other instruments, and will take or cause to be taken such further action, as Global Growth Fund may deem necessary or desirable in order to vest in and confirm to Global Growth Fund title to and possession of all the assets of Acquired Fund to be sold, assigned, transferred and delivered hereunder and otherwise to carry out the intent and purpose of this Agreement.
5.8 As soon as is reasonably practicable after the Closing Date, Acquired Fund will make a distribution to its shareholders consisting of the shares of Global Growth Fund received at the Closing.
5.9 The Company on behalf of Global Growth Fund covenants to use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the Investment Company Act (including the determinations of the Company?s Board of Directors as set forth in Rule 17a-8(a) thereunder) and such of the state Blue Sky or securities laws as it may deem appropriate in order to continue its operations after the Closing Date.
5.10 The Company on behalf of Global Growth Fund covenants that it will, from time to time, as and when requested by Acquired Fund, execute and deliver or cause to be executed and delivered all such assignments and other instruments, and will take and cause to be taken such further action, as Acquired Fund may deem necessary or desirable in order to
(i) vest in and confirm to Acquired Fund title to and possession of all the shares of Global Growth Fund to be transferred to Acquired Fund pursuant to this Agreement and (ii) assume all of Acquired Fund?s liabilities in accordance with this Agreement.
6. Conditions Precedent to Obligations of Acquired Fund
The obligations of Acquired Fund to consummate the transactions provided for herein shall be subject to the performance by Global Growth Fund of all the obligations to be performed by it hereunder on or before the Closing Date and the following further conditions:
6.1 All representations and warranties of Global Growth Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date with the same force and effect as if made on and as of the Closing Date.
6.2 The Company on behalf of Global Growth Fund shall have delivered to Acquired Fund on the Closing Date a certificate executed in the Company?s name by its President or a Vice President in form and substance satisfactory to Acquired Fund and dated as of the Closing Date, to the effect that the representations and warranties of Global Growth Fund in this Agreement are true and correct at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement, and as to such other matters as Acquired Fund shall reasonably request.
6.3 Acquired Fund shall have received on the Closing Date a favorable opinion from Piper Rudnick LLP, counsel to the Company, dated as of the Closing Date, to the effect that:
6.3.1 The Company is duly incorporated and is an existing corporation in good standing under the laws of the State of Maryland, with power under its Charter to own all of its properties and assets and, to the knowledge of such counsel, to carry on its business as a registered investment company; and Global Growth Fund is a duly established series of the capital stock of the Company;
6.3.2 This Agreement has been duly authorized, executed and delivered by an authorized officer of the Company on behalf of Global Growth Fund and, assuming due authorization, execution and delivery by Acquired Fund, is a valid and binding obligation of the Company on behalf of Global Growth Fund enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors? rights and to general equity principles;


6.3.3 When the shares of Global Growth Fund to be distributed to Acquired Fund shareholders under this Agreement are issued and sold as contemplated by this Agreement for the consideration stated in this Agreement, which shall in each event be at least equal to the net asset value and par value per share, they will be validly issued, fully paid and non-assessable by Global Growth Fund, and no shareholder of Global Growth Fund has any pre-emptive right under Maryland law to subscribe for or purchase such shares;
6.3.4 The execution and delivery by the Company on behalf of Global Growth Fund of this Agreement did not, and the consummation of the transactions contemplated hereby will not, (i) conflict with the Company?s Charter or By-Laws or (ii) result in a default or a breach of, (a) the Management Agreement for Global Growth Fund dated February 28, 2001 between the Company and Prudential Investments LLC, (b) the Custodian Contract dated June 7, 1990 between the Company and State Street Bank and Trust Company,
(c) the Distribution Agreement dated November 18, 1999 between the Company and Prudential Investment Management Services LLC, and (d) the Transfer Agency and Service Agreement dated August 24, 1999 between the Company and Prudential Mutual Fund Services, Inc.; provided, however, that such counsel may state that they express no opinion with respect to federal or state securities laws, other antifraud laws and fraudulent transfer laws; and provided further that insofar as performance by the Company of its obligations under this Agreement is concerned, such counsel may state that they express no opinion as to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors rights and to general equity principles;
6.3.5 To the knowledge of such counsel and without independent inquiry or investigation, no consent, approval, authorization, filing or order of any court or governmental authority is required to be obtained by the Company on behalf of Global Growth Fund under the Federal laws of the of the United States and the laws of the State of Maryland for the consummation by the Company on behalf of Global Growth Fund of the transactions contemplated herein, except such as have been obtained under the 1933 Act, the 1934 Act and the Investment Company Act and such as may be required under state securities laws;
6.3.6 The Company has been registered with the SEC as an investment company, and, to the knowledge of such counsel, no order has been issued or proceeding instituted to suspend such registration; and
6.3.7 Such counsel knows of no, and has not made independent inquiry or investigation to ascertain the existence of, litigation or government proceeding instituted or threatened against the Company or Global Growth Fund that is required to be disclosed in the Registration Statement and is not so disclosed.
7. Conditions Precedent to Obligations of the Company, on behalf of Global Growth Fund
The obligations of the Company, on behalf of Global Growth Fund to complete the transactions provided for herein shall be subject to the performance by Acquired Fund of all the obligations to be performed by it hereunder on or before the Closing Date and the following further conditions:
7.1 All representations and warranties of Acquired Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the transactions contemplated by this Agreement, as of the Closing Date with the same force and effect as if made on and as of the Closing Date.
7.2 Acquired Fund shall have delivered to Global Growth Fund on the Closing Date a statement of its assets and liabilities, which statement shall be prepared in accordance with generally accepted accounting principles consistently applied, together with a list of its portfolio securities showing the adjusted tax bases of such securities by lot, as of the Closing Date, certified by the Treasurer or Assistant Treasurer of Acquired Fund.


7.3 Acquired Fund shall have delivered to Global Growth Fund on the Closing Date a certificate executed in its name by the President or a Vice President of Acquired Fund, in form and substance satisfactory to Global Growth Fund and dated as of the Closing Date, to the effect that (a) the representations and warranties of Acquired Fund made in this Agreement are true and correct at and as of the Closing Date except as they may be affected by the transactions contemplated by this Agreement, (b) that this Agreement was approved by the requisite shareholder vote and (c) as to such other matters as Global Growth Fund shall reasonably request.
7.4 On or immediately prior to the Closing Date, Acquired Fund shall have declared and paid to its shareholders of record one or more dividends and/or other distributions so that it will have distributed substantially all (and in any event not less than ninety-eight percent) of such Fund?s investment company taxable income (computed without regard to any deduction for dividends paid), and realized net capital gain, if any, of Acquired Fund for all completed taxable years from the inception of the Fund through the Closing Date.
7.5 The Company, on behalf of Global Growth Fund shall have received on the Closing Date a favorable opinion from Sullivan & Cromwell LLP, counsel to Acquired Fund, dated as of the Closing Date, to the effect that:
7.5.1 Acquired Fund is duly incorporated and is an existing corporation in good standing under the laws of the State of Maryland with power under its Charter to own all of its properties and assets and, to the knowledge of such counsel, to carry on its business as a registered investment company;
7.5.2 This Agreement has been duly authorized, executed and delivered by an authorized officer of Acquired Fund and, assuming due authorization, execution and delivery by the Company, constitutes a valid and legally binding obligation of Acquired Fund enforceable against Acquired Fund in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors? rights and to general equity principles;
7.5.3 The execution and delivery by Acquired Fund of the Agreement did not, and the performance by Acquired Fund of its obligations hereunder will not, (i) violate Acquired Fund?s Charter or By-Laws or (ii) result in a default or a breach of, (a) the Management Agreement, dated March 28, 2001, between Acquired Fund and Prudential Investments LLC, (b) the Custodian Contract, dated July 16, 1992, between Acquired Fund and State Street Bank and Trust Company, (c) the Distribution Agreement dated June 1, 1998 between Acquired Fund and Prudential Investment Management Services LLC, and (d) the Transfer Agency and Service Agreement, dated July 16, 1992, between Acquired Fund and Prudential Mutual Fund
Services, Inc.; provided, however, that such counsel may state that they express no opinion with respect to federal or state securities laws, other antifraud laws and fraudulent transfer laws; provided further that insofar as performance by Acquired Fund of its obligations under this Agreement is concerned, such counsel may state that they express no opinion as to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors? rights and to general equity principles;
7.5.4 To the knowledge of such counsel and without independent inquiry or investigation, no consent, approval, authorization, filing or order of any court or governmental authority is required to be obtained by Acquired Fund under the federal laws of the United States, and the laws of the State of Maryland for the consummation of the transactions contemplated by this Agreement, except such as have been obtained under the 1933 Act, the 1934 Act, and the Investment Company Act, and such as may be required under state securities laws;
7.5.5 Such counsel knows of no, and has not made independent inquiry or investigation to ascertain the existence of, litigation or governmental proceeding instituted or threatened against


Acquired Fund that is required to be disclosed in the Registration Statement and is not so disclosed; and
7.5.6 Acquired Fund has been registered with the SEC as an investment company, and, to the knowledge of such counsel, no order has been issued or proceeding instituted to suspend such registration.
With respect to all matters of Maryland law, such counsel shall be entitled to state that, with the approval of the Company, on behalf of Global Growth Fund, they have relied upon the opinion of Piper Rudnick LLP, and that their opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Piper Rudnick LLP.
8. Further Conditions Precedent to Obligations of Global Growth Fund and Acquired Fund
The obligations of each Fund hereunder are subject to the further conditions that on or before the Closing Date:
8.1 This Agreement and the transactions contemplated herein shall have been approved by the requisite vote of (a) the Board of Directors of Acquired Fund and the Board of Directors of the Company, as to the determinations set forth in Rule 17a-8(a) under the Investment Company Act, (b) the Board of Directors of the Company as to the assumption by Global Growth Fund of the liabilities of Acquired Fund and the issuance of shares of Global Growth Fund common stock and (c) the holders of the outstanding shares of Acquired Fund in accordance with the provisions of The Investment Company Act and/or Acquired Fund?s Charter, and certified copies of the resolutions evidencing such approvals shall have been delivered to Global Growth Fund and Acquired Fund, as applicable.
8.2 Any proposed change to Global Growth Fund?s operations that may be approved by the Board of Directors of the Company subsequent to the date of this Agreement but in connection with and as a condition to implementing the transactions contemplated by this Agreement, for which the approval of Global Growth Fund?s shareholders is required pursuant to the Investment Company Act or otherwise, shall have been approved by the requisite vote of the holders of the outstanding shares of the Global Growth Fund in accordance with the Investment Company Act and Maryland law, and certified copies of the resolutions evidencing such approval shall have been delivered to Acquired Fund.
8.3 On the Closing Date, no action, suit or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated herein.
8.4 All consents of other parties and all consents, orders and permits of federal, state and local regulatory authorities (including those of the SEC and of state Blue Sky or securities authorities, including ?no-action? positions of such authorities) deemed necessary by Global Growth Fund or Acquired Fund to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of Global Growth Fund or Acquired Fund, provided that either party hereto may for itself waive any part of this condition.
8.5 The Registration Statement shall have become effective under the 1933 Act, and no stop orders suspending the effectiveness thereof shall have been issued, and to the best knowledge of the parties hereto, no investigation or proceeding under the 1933 Act for that purpose shall have been instituted or be pending, threatened or contemplated.
8.6 Acquired Fund and the Company, on behalf of Global Growth Fund, shall have received on or before the Closing Date an opinion of Sullivan & Cromwell LLP satisfactory to Acquired Fund and to Global Growth Fund, substantially to the effect that for federal income tax purposes:


8.6.1 The acquisition by Global Growth Fund of the assets of Acquired Fund in exchange solely for voting shares of Global Growth Fund and the assumption by Global Growth Fund of Acquired Fund?s liabilities, if any, followed by the distribution of Global Growth Fund?s voting shares by Acquired Fund pro rata to its shareholders, as a liquidating distribution and constructively in exchange for their Acquired Fund shares, will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and Acquired Fund and Global Growth Fund each will be ?a party to a reorganization? within the meaning of Section 368(b) of the Internal Revenue Code;
8.6.2 Acquired Fund?s shareholders will recognize no gain or loss upon the receipt of Class A, Class B, Class C and Class Z shares of Global Growth Fund solely in exchange for and in cancellation of the Acquired Fund shares as described above and in the Agreement;
8.6.3 No gain or loss will be recognized by Acquired Fund upon the transfer of its assets to Global Growth Fund in exchange solely for Class A, Class B, Class C and Class Z shares of Global Growth Fund and the assumption by Global Growth Fund of Acquired Fund?s liabilities, if any. In addition, no gain or loss will be recognized by Acquired Fund on the distribution of such shares to the Acquired Fund shareholders in liquidation of Acquired Fund;
8.6.4 No gain or loss will be recognized by Global Growth Fund upon the acquisition of Acquired Fund?s assets in exchange solely for Class A, Class B, Class C and Class Z shares of Global Growth Fund and the assumption of Acquired Fund?s liabilities, if any;
8.6.5 Global Growth Fund?s basis in the assets acquired from Acquired Fund will be the same as the basis thereof when held by Acquired Fund immediately before the transfer, and the holding period of such assets acquired by Global Growth Fund will include the holding period thereof when held by Acquired Fund immediately before the transfer;
8.6.6 Acquired Fund shareholders? basis in the Class A, Class B, Class C and Class Z shares of Global Growth Fund to be received by them pursuant to the reorganization will be the same as their basis in the Class A, Class B, Class C and Class Z shares of Acquired Fund to be constructively surrendered in exchange therefor; and
8.6.7 The holding period of Global Growth Fund shares to be received by Acquired Fund shareholders will include the period during which Acquired Fund shares to be constructively surrendered in exchange therefor were held; provided such Acquired Fund shares were held as capital assets by those shareholders on the date of the exchange.
In rendering this opinion, such counsel may rely as to certain matters, exclusively and without independent verification, on the representations made in this Agreement (or in separate letters addressed to such counsel) and the certificates delivered pursuant to paragraph 3.4.
8.7 Acquired Fund and the Company, on behalf of Global Growth Fund, shall have agreed on the number of full and fractional shares of Global Growth Fund to be issued in connection with this Agreement after such number has been calculated in accordance with Section 1.1.
9. Finder?s Fees and Expenses
9.1 Each Fund represents and warrants to the other that there are no finder?s fees payable in connection with the transactions provided for herein.
9.2 The expenses incurred in connection with the entering into and carrying out of the provisions of this Agreement shall be borne by Acquired Fund.


10. Entire Agreement; Survival of Warranties
10.1 This Agreement constitutes the entire agreement between the Funds.
10.2 The representations, warranties and covenants contained in this Agreement or in any document delivered pursuant hereto or in connection herewith shall survive the consummation of the transactions contemplated hereunder.
11. Termination
Either Fund may at its option terminate this Agreement at or prior to the Closing Date because of:
11.1 A material breach by the other of any representation, warranty or covenant contained herein to be performed at or prior to the Closing Date; or
11.2 A condition herein expressed to be precedent to the obligations of either party not having been met and it reasonably appearing that it will not or cannot be met; or
11.3 A mutual written agreement of Acquired Fund and the Company, on behalf of Global Growth Fund.
In the event of any such termination, there shall be no liability for damages on the part of either Fund or any Director or officer of the Company or Acquired Fund.
12. Amendment
This Agreement may be amended, modified or supplemented only in writing by the parties; provided, however, that following the shareholders? meeting called by Acquired Fund pursuant to paragraph 5.2, no such amendment may have the effect of changing the provisions for determining the number of shares of Global Growth Fund to be distributed to Acquired Fund shareholders under this Agreement to the detriment of such shareholders without their further approval.
13. Notices
Any notice, report, demand or other communication required or permitted by any provision of this Agreement shall be in writing and shall be given by hand delivery, or prepaid certified mail or overnight service addressed to Prudential Investments LLC, Gateway Center Three, 100 Mulberry Street, Newark, New Jersey 07102 Attention: Marguerite E. H. Morrison.
14. Headings; Counterparts; Governing Law; Assignment
14.1 The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
14.2 This Agreement may be executed in any number of counterparts, each of which will be deemed an original.
14.3 This Agreement shall be governed by and construed in accordance with the laws of the State of New York; provided that, in the case of any conflict between such laws and the federal securities laws, the latter shall govern.
14.4 This Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns, and no assignment or transfer hereof or of any rights or obligations hereunder shall be made by either party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation other than the parties and their respective successors and assigns any rights or remedies under or by reason of this Agreement.


15. No Personal Liability
Under the laws of the State of Maryland, the shareholders of Acquired Fund and the Company have no personal liability for the debts or obligations of Acquired Fund or the Company, respectively, as a result of their status as shareholders. In certain circumstances a shareholder may be liable for contribution to the extent that the shareholder accepted knowingly a distribution made in violation of the Charter or of Section 2-311 of the Corporations and Associations Article of the Annotated Code of Maryland. IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by its President or Vice President.
Prudential Pacific Growth Fund, Inc.


By: /s/Judy A. Rice
Judy A. Rice
President


Prudential World Fund, Inc.
on behalf of Jennison Global Growth Fund


By:  /s/Robert F. Gunia
Robert F. Gunia
Vice President

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